Exhibit 99.3

Business
Overview
We are a global specialty biopharmaceutical and medical imaging business that develops, manufactures, markets and distributes specialty pharmaceutical products and medical imaging agents. Therapeutic areas of focus include autoimmune and rare disease specialty areas (including neurology, rheumatology, nephrology and pulmonology), along with pain and attention-deficit hyperactivity disorder ("ADHD") for prescription by office- and hospital-based physicians. We also support the diagnosis of disease with nuclear medicine and contrast imaging. Our products are found in almost every hospital, standalone diagnostic imaging center or pharmacy in the United States ("U.S.") and we have a commercial presence in approximately 65 countries. We believe our experience in the acquisition and management of highly regulated raw materials; deep regulatory expertise; and specialized chemistry, formulation and manufacturing capabilities, have created compelling competitive advantages that we anticipate will sustain future revenue growth.
During the first quarter of fiscal 2015, the integration of Questcor Pharmaceuticals, Inc. ("Questcor") was substantially completed. With this, and given the increased significance of the Specialty Brands business to our results and the expected long-term growth of this business as compared to the Specialty Generics business, we have changed our reportable segments. We now present the Specialty Brands and Specialty Generics businesses as reportable segments, along with the continued presentation of Global Medical Imaging as a reportable segment. We historically presented the Specialty Brands and Specialty Generics businesses within the Specialty Pharmaceuticals segment. Prior year amounts have been recast to conform to current presentation. The three reportable segments are further described below:

•	Specialty Brands produces and markets branded pharmaceuticals and biopharmaceuticals;

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Specialty Generics produces specialty generic pharmaceuticals and active pharmaceutical ingredients ("API") consisting of biologics, medicinal opioids, synthetic controlled substances, acetaminophen and other active ingredients; and

•	Global Medical Imaging manufactures and markets contrast media and delivery systems ("CMDS") and radiopharmaceuticals (nuclear medicine).

For further information on our products and segments, refer to "Our Businesses and Product Strategies" within this Exhibit.

History and Development
Our Specialty Generics segment can trace its development from the founding of G. Mallinckrodt & Co. in 1867 (predecessor of today's API business). We expanded from the controlled substance API business into controlled substance generics and branded specialty pharmaceuticals. Our Global Medical Imaging segment traces its start from a series of innovations, including the introduction of barium in 1916, and now includes our CMDS business, including products for computed tomography ("CT") imaging and magnetic resonance imaging ("MRI"). We entered the nuclear imaging business in 1966 with technetium generators, and have subsequently expanded into "cold" kits and other radioisotopes.
Mallinckrodt plc was incorporated in Ireland on January 9, 2013 for the purpose of holding the Pharmaceuticals business of Covidien plc ("Covidien"). On June 28, 2013, Covidien shareholders of record received one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien held as of the record date, June 19, 2013, and the Pharmaceuticals business of Covidien was transferred to Mallinckrodt plc, thereby completing our legal separation from Covidien ("the Separation").
Fiscal 2014 was a transformational year for Mallinckrodt and today we provide a broad range of solutions to patients that will drive growth, improve profitability and deliver value to our shareholders. This was partially accomplished through the expansion of our portfolio of branded products with the acquisitions of H.P. Acthar® Gel ("Acthar"), for the treatment of autoimmune and rare diseases, and OFIRMEV® (acetaminophen) injection ("Ofirmev"), for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics and the reduction of fever. We believe these acquisitions have created a foundation and framework for future growth. In addition to product expansion, we also implemented significant actions under our 2013 restructuring program intended to improve our long-term gross profit margins and yield efficiencies from our spending on selling, general and administrative expenses ("SG&A").

Our principal executive offices are located at Damastown, Mulhuddart, Dublin 15, Ireland. Our telephone number at this location is +353 (1) 880-8180. Our U.S. headquarters is located at 675 James S. McDonnell Boulevard, Hazelwood, Missouri 63042. Our telephone number at this location is (314) 654-2000.

Our Competitive Strengths
We believe we have the following strengths:

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Ability to successfully execute strategies to drive growth. We became an independent public company in June 2013. In March 2014, we acquired Cadence Pharmaceuticals, Inc. ("Cadence"), a biopharmaceutical company focused on commercializing products principally for use in the hospital setting, for total consideration of approximately $1.3 billion ("the Cadence Acquisition"). In August 2014, we acquired Questcor, a high-growth biopharmaceutical company, for total consideration of approximately $5.9 billion ("the Questcor Acquisition"). Over the same period, we successfully completed the integration of Cadence, commenced the integration of Questcor and took restructuring actions, all of which are expected to drive efficiencies. These actions further diversified Mallinckrodt, significantly increasing our scale, revenues, profitability and cash flow.

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Expertise in highly regulated raw materials and strong regulatory relationships. We have expertise in the acquisition and importation of highly regulated raw materials, such as opioids, other controlled substances and radioisotopes. For example, in calendar 2013, we estimated we received approximately 26% of the U.S. Drug Enforcement Administration's ("DEA") total annual quota for controlled substances that we manufacture. Based on IMS Health data for the same period, our Generics business had an approximately 30% market share of DEA Schedules II and III opioid and oral solid dose medications. The acquisition of certain raw materials and the processing of them into finished products requires a close collaboration with a wide variety of regulatory authorities including the DEA, U.S. Food and Drug Administration ("FDA"), U.S. Department of Agriculture ("USDA"), U.S. Nuclear Regulatory Commission ("NRC"), European Medicines Agency and Irish Medicines Board, among many others. We have a long history of working closely with regulatory agencies to ensure ongoing, reliable access to these highly regulated materials.

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Specialized chemistry, development and formulation expertise which supports our operations. We have specialized chemistry expertise in the formulation of new drug combinations, reformulation of existing drugs, and manufacture of controlled substances into a wide range of products, such as tablets, capsules, oral liquids, injectable and intrathecal products.

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Distinctive high-quality manufacturing and distribution skills with vertical integration where there are competitive advantages. We have expertise in the manufacturing of complex substances including those that come from naturally derived sources. Our manufacturing and supply chain capabilities enable highly efficient controlled substance tableting, packaging and distribution. We own one of the world's largest DEA Schedule C-II vault storage capacities for raw materials, intermediates and finished dosages. In our Global Medical Imaging segment, we have the capability to process Mo-99 for use in our Ultra-Technekow DTE generators and to manufacture cyclotron-derived isotopes such as thallium-201, indium-111, gallium-67, germanium-68 and iodine-123. In addition, we produce the large-volume terminally sterilized pre-filled plastic syringes that fit into our power injectors. Where appropriate, we have also pursued selective vertical integration initiatives to ensure our manufacturing and supply chain benefit from cost and productivity efficiencies, such as using several of our API products to provide the raw materials for some of our generic products.

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Diversified business model with increasing shift towards high-margin pharmaceuticals business with high cash flow conversion. We have a diverse portfolio across our three different reporting segments, Specialty Brands, Specialty Generics and Global Medical Imaging. In the fourth quarter of fiscal 2014, combined net sales from our Specialty Brands and Specialty Generics segments represented 72.6% of net sales, excluding sales to our former parent, compared with 57.1% in the fourth quarter of fiscal 2013. We expect this percentage to increase in fiscal 2015 due to the inclusion of full year results from our fiscal 2014 acquisitions. These acquisitions have also increased the combined segment operating income from 25.3% in the fourth quarter of fiscal 2013 to 39.4% in the fourth quarter of fiscal 2014. The increased revenues and segment operating income positions us for strong cash flow generation, enabling us to potentially decrease leverage over time.

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An extensive portfolio of generic products and controlled substance API for pain. Our Specialty Generics segment has a strong position in the controlled substance generics market. Our generics products are focused on pain and ADHD while our APIs are for a broad range of products. We believe this segment offers the broadest product line of opioid and other controlled substances available (primarily DEA Schedules II and III), and we focus in a number of therapeutic areas with high technical barriers, limited competition and long product life-cycles.

While we have set forth our competitive strengths above, our business involves numerous risks and uncertainties which may prevent us from executing our strategies. These risks include, among others, risks relating to: DEA regulation of the availability of API controlled substances, drug products under development and marketed drug products; the highly exacting and complex nature of our manufacturing processes; the limited global supply of fission-produced Mo-99 for use in our Ultra-Technekow DTE generators and the aging global infrastructure of nuclear reactors; our customer concentration; cost-containment efforts of our customers, purchasing groups, third-party payors and governmental organizations; developing or commercializing new products; expanding commercial opportunities for existing products; adapting to a changing technology and diagnostic treatment landscape; protecting our intellectual property rights or being subject to claims that we infringe on the intellectual property rights of others; and significant competition. For a more complete description of the risks associated with our business, see Item 1A. Risk Factors and "Forward-Looking Statements" included within the Annual Report on Form 10-K for the fiscal year ended September 26, 2014, which was filed on November 24, 2014.

Our Businesses and Product Strategies
We manage our business in three reportable segments: Specialty Brands, Specialty Generics and Global Medical Imaging. Management measures and evaluates our operating segments based on segment net sales and operating income. Information regarding the product portfolios and business strategies of these segments is included in the following discussion. Financial information regarding each of our reportable segments, as well as other geographical information, is included in Management's Discussion and Analysis of Financial Condition and Results of Operations, included in Exhibit 99.2 to this Form 8-K, and in Note 20 of Notes to Consolidated and Combined Financial Statements included within Exhibit 99.1 to this Form 8-K.

Specialty Brands
Our Specialty Brands segment markets branded pharmaceutical and biopharmaceutical drugs for pain management and autoimmune and rare diseases (including in the areas of neurology, rheumatology, nephrology and pulmonology). In fiscal 2014, our Specialty Brands segment accounted for 16.6% of net sales from our operating segments. We expect this segment will represent a larger percentage of our net sales in fiscal 2015 and beyond.
We started our Brands product portfolio in 2001 and shifted our focus to pain management with the 2010 launch of EXALGO® (hydromorphone HCl) extended-release tablets (CII) ("Exalgo"). Our exclusivity period for Exalgo expired and generic competition entered the market beginning in May 2014. In fiscal 2014, we significantly expanded our Brands product portfolio, with the March 2014 acquisition of Ofirmev and August 2014 acquisition of Acthar. Also in March 2014, the FDA approved our New Drug Application ("NDA") for XARTEMIS™ XR (oxycodone HCl and acetaminophen) extended-release tablets (CII) ("Xartemis XR"), which we launched shortly thereafter. Our development pipeline includes MNK-155, a hydrocodone combination product, which was accepted for review by the FDA in May 2014. Our long-term strategy is to increase patient access and utilization of our existing products, advance pipeline products and bring them to market, develop new and follow-on formulations for recently acquired products and selectively acquire or license products that are strategically aligned with our product portfolio to expand the size and profitability of our Brands business.
We promote our branded products directly to physicians in their offices, hospitals and ambulatory surgical centers (including pain specialists, anesthesiologists, pulmonologists, autoimmune specialists and primary care physicians) with our own direct sales force of over 400 sales representatives as of September 26, 2014. Our products are purchased by wholesale drug distributors, specialty pharmaceutical distributors and retail pharmacy chains, among others, and are eventually dispensed by prescription to patients. We also market our branded products directly to managed care organizations to gain access to drug formularies and allow patients access to these medications.

The following is a description of select products in our Brands product portfolio:

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Acthar is an injectable biopharmaceutical drug approved by the FDA for use in 19 indications. The product currently generates substantially all of its net sales from nine of the on-label indications including the treatment of proteinuria in nephrotic syndrome of the idiopathic type ("NS"); the treatment of acute exacerbations of multiple sclerosis ("MS") in adults; the treatment of infantile spasms ("IS"), in infants and children under two years of age; and the treatment of certain rheumatology related conditions, including the treatment of the rare and closely related neuromuscular disorders, dermatomyositis and polymyositis. We may initiate commercial efforts for other on-label indications where there is high unmet medical need. The currently approved indications of Acthar are not subject to patent or other exclusivity, with the exception of IS which was granted orphan drug status from the FDA upon its approval in October 2010.

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Ofirmev is a proprietary intravenous formulation of acetaminophen indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics and the reduction of fever. This product is marketed to hospitals and ambulatory surgical centers and provides us with an expanded presence in these channels. Ofirmev is protected by two Orange Book-listed patents that expire in August 2017 and June 2021 and we have the potential to obtain an additional six months of exclusivity for each patent if the FDA grants pediatric exclusivity. Settlement agreements have been reached in association with certain challenges to these patents, which allow for generic competitors to Ofirmev in December 2020, or earlier under certain circumstances.

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Xartemis XR is the first and only extended-release oral combination of oxycodone and acetaminophen. Xartemis XR is approved for the management of acute pain severe enough to require opioid treatment and in patients for whom alternative treatment options are ineffective, not tolerated or would otherwise be inadequate. In February 2014, we were granted a patent from the USPTO, which contains composition claims directed to unique design, formulation, pharmacokinetic and release characteristics of Xartemis XR. Xartemis XR received FDA approval and was launched in March 2014.

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Exalgo, which was acquired in June 2009, is the only branded long-acting, once-daily form of hydromorphone in the U.S. market. In August 2012, the FDA approved a 32 mg tablet of Exalgo, which further expanded the patient population that Exalgo can effectively treat with a single daily dose. The 8 mg, 12 mg and 16 mg dosages of Exalgo were approved by the FDA in March 2010 for the treatment of chronic pain in opioid-tolerant patients requiring continuous around-the-clock opioid analgesia for an extended amount of time, and have shown significant prescription growth since launch in April 2010. Our exclusivity period for Exalgo has expired and generic competition entered the market beginning in May 2014. In anticipation of this loss of exclusivity, we launched a generic form of Exalgo in May 2014. We expect sales of Exalgo, across both the branded and authorized generic product, to decrease in fiscal 2015 compared with net sales in fiscal 2014.

Specialty Generics
Our Specialty Generics segment markets drugs that include a variety of product formulations containing hydrocodone, oxycodone and several other controlled substances. We have a pipeline of controlled substance products either in development or awaiting approval from the FDA. Our API business provides bulk API products, including opioids and acetaminophen, to a wide variety of pharmaceutical companies, many of which are direct competitors of our Brands and Generics businesses. In addition, we use our API for internal manufacturing of our finished dosage products. In fiscal 2014, our Specialty Generics segment accounted for 48.1% of net sales from our operating segments.
We market our API products to other pharmaceutical companies around the world, many of which are competitors of our Brands and Generics businesses. Additionally, we use our API for internal manufacturing of our finished dosage products. We are among the largest manufacturers of bulk acetaminophen in the world and the only producer of acetaminophen outside of Asia. We manufacture controlled substances under DEA quota restrictions and in calendar 2013 we believe we received approximately 26% of the total DEA quota provided to the U.S. market for the controlled substances we manufacture. We believe that our strong market position in the API business and allocation of opioid raw materials from the DEA is a competitive advantage for our API business and, in turn, for our Generics and Brands businesses. The strategy for our API business is based on manufacturing large volumes of high-quality product and customized product offerings, responsive technical services and timely delivery to our customers.

We believe our Generics and API businesses represent the broadest product line of opioid and other controlled substances (primarily DEA Schedules II and III) currently available from a single manufacturer. Our Generics and API businesses have a strong position in the controlled substance generics market with products, including hydrocodone, hydrocodone-containing tablets, oxycodone and oxycodone-containing tablets, all of which are significant products in the overall pain products industry, as well as other controlled substance products. Historically, our primary competition has been other U.S. participants due to importation restrictions on controlled substance API and finished products. Our commitment to investment in our R&D infrastructure and capabilities has resulted in a pipeline of generic controlled substances, many of which are long-acting or hard to formulate products, which are under development or pending approval by the FDA.
We market our generic products principally through drug distributors, specialty pharmaceutical distributors, retail pharmacy chains, food store chains with pharmacies, pharmaceutical benefit managers that have mail order pharmacies and hospital buying groups.
The following is a list of significant products and product families in our Generics and API product portfolio:

•	hydrocodone (API) and hydrocodone-containing tablets;

•	oxycodone (API) and oxycodone-containing tablets;

•	methylphenidate HCl extended-release tablets USP (CII) ("Methylphenidate ER") and;

•	other controlled substances, including acetaminophen (API) products.

On November 12, 2014, the Company was informed by the FDA that they believe that the Company's Methylphenidate ER products may not be therapeutically equivalent to the category reference listed drug. As a result, on November 13, 2014, the FDA reclassified Methylphenidate ER from freely substitutable at the pharmacy level (class AB) to presumed to be therapeutically inequivalent (class BX). The FDA has indicated that it has not identified any serious safety concerns with the products. The FDA indicated that its reclassification is attributable to concerns that the products may not produce the same therapeutic benefits for some patients as the reference listed drug. The FDA further indicated that Company's Methylphenidate ER product is still approved and can be prescribed. The FDA has requested that within six months, the Company demonstrate the bioequivalence of its products using the draft guidance for revised bioequivalence standards issued by the FDA on November 6, 2014 or voluntarily withdraw our products from the market. The Company expects that the FDA's action to reclassify our Methylphenidate ER products will significantly impact net sales and operating income unless the FDA revises its decision.

Global Medical Imaging
Our Global Medical Imaging segment develops, manufactures and markets products in two areas: CMDS, used in CT and MRI imaging, and Nuclear Imaging, which provides radiopharmaceuticals used in single photon emission computed tomography ("SPECT") imaging for myocardial perfusion cardiac imaging and bone scans. In fiscal 2014, our Global Medical Imaging segment accounted for 35.3% of net sales from our operating segments. We are focused on driving operating efficiencies in the Global Medical Imaging segment to maximize operating margins and cash flow.

Contrast Media and Delivery Systems
Our contrast media include the brands Optiray for CT and Optimark™ for MRI, which are packaged in pre-filled syringes, vials and bottles. Our delivery systems include power injectors to allow delivery of contrast media into the patient, coordination of the timing of the injection with the CT or MRI scanner and delivery of the contrast media at a specific rate and volume. Our CMDS product strategy is based on differentiating our Optiray and Optimark brands with pre-filled syringes as opposed to vials or bulk containers that must be transferred to a syringe for injection. Pre-filled syringes offer a safer alternative to self-filled doses and offer risk reduction benefits that address The Joint Commission (formerly the Joint Commission on Accreditation of Healthcare Organizations) and U.S. Pharmacopeia <797> guidelines. In addition, our pre-filled syringes are color coded and pre-labeled for easier medication management. Our delivery systems are marketed under the brand Optivantage™ Dual-Head ("Optivantage DH") for CT, Optistar™ for MRI and Illumena™ for cardiac catheterization laboratories. All of our injectors can accept both pre-filled syringes and our disposable syringes for use with saline and contrast media. We sell our CMDS products primarily to hospitals and imaging centers through group purchasing organizations ("GPOs").

The following are significant products in our CMDS product portfolio:

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Optiray (ioversol injection) is a low osmolar, lower viscosity and non-ionic organically bound solution of iodine with a broad range of indications in CT imaging procedures, including peripheral and coronary arteriography, angiography and venography. Optiray is available in a Radio Frequency Identification ("RFID")-enabled Ultraject pre-filled syringe that, when combined with a RFID-enabled Optivantage DH CT Contrast Delivery System (a medical device used to synchronize the injection of contrast media with the CT scanner), provides a safer and more efficient method of delivering contrast media. Sales of our Optiray product represent 11%, 14% and 17% of our total net sales in fiscal 2014, 2013 and 2012, respectively. Optiray has been on the market for over 25 years. The high capital intensity in manufacturing API for Optiray products and our significant scale have contributed to the longevity of this product.

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Optimark (gadoversetamide injection) is a non-ionic extracellular Gadolinium-Based Contrast Agent ("GBCA") indicated for use with MRI in patients where abnormal vascularity of the brain or liver is suspected. It is the only GBCA approved by the FDA for administration by power injector and is available in pre-filled syringes to help reduce medication errors and improve patient safety.

Nuclear Imaging
Our Nuclear Imaging business manufactures radioactive isotopes for the diagnosis and treatment of disease. Our nuclear radiopharmaceutical product offering includes both "hot" radioisotopes (primarily Tc-99m, used in approximately 80% of nuclear medicine imaging procedures) and "cold" kits (tagging agents that are paired with "hot" radioisotopes for diagnostic procedures). We have significant expertise in managing the highly regulated radioactive materials used to manufacture the isotope generators and in dealing with products (isotopes) with an extremely short half-life, which precludes stockpiling and requires exacting execution along all aspects of the supply chain. We believe that our investment in Tc-99m generators in North America and Europe, our own Mo-99 processing facility in The Netherlands and a very well-coordinated logistics network provides us with a competitive advantage. Our strategy for our Nuclear Imaging business is focused on bolstering the Tc-99m/Mo-99 supply chain through supplier diversification and driving efficiencies to maximize operating margins and cash flow. We have entered into agreements to obtain Mo-99 from the Maria nuclear research reactor in Poland, the High Flux Reactor in the Netherlands and the BR2 reactor in Belgium, and are also able to purchase finished Mo-99 from other suppliers in the marketplace, with whom we do not have long-term supply agreements. Going forward, we will continue to seek further diversification of our supplier base.
In 2004, the U.S. National Security Administration established its Global Threat Initiative to, as quickly as possible, identify, secure and remove or facilitate the disposition of vulnerable, high-risk nuclear and radiological materials around the world. Included as one of the stated initiatives is the conversion by research reactors and isotope production facilities to us of low enriched uranium ("LEU") from highly enriched uranium ("HEU"). We currently use HEU targets for the production of Mo-99, but ultimately intend to eliminate the use of HEU in favor of using LEU and have begun the process of converting our Mo-99 production operation in the Netherlands to LEU targets. For a discussion of how Mo-99 is used in our business, refer to "Raw Materials" within Exhibit and Item 1A. Risk Factors and "Forward-Looking Statements" included within the Annual Report on Form 10-K for the fiscal year ended September 26, 2014, which was filed on November 24, 2014. We primarily market our nuclear radiopharmaceutical products to nuclear radiopharmacies in the U.S. and to hospitals in Europe.
The following are significant products in our Nuclear Imaging product portfolio:

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Ultra-Technekow DTE is a dry-ship, top eluting Tc-99m radioisotope generator that provides an on-site isotope source of Tc-99m solution that is combined by a nuclear pharmacist with various "cold" kit targeting agents to prepare an individualized radiopharmaceutical dose. The prepared Tc-99m radiopharmaceutical is used in procedures using SPECT. SPECT radiopharmaceutical scans account for approximately 80% of all radiopharmaceutical scans and are used in a number of applications, including myocardial perfusion imaging and bone scans. Tc-99m is a decay product of Mo-99, the parent isotope contained in the Tc-99m generator. We are one of only a limited number of manufacturers of Tc-99m generators in North America and Europe, and the only one on either continent that has its own Mo-99 processing facility, which provides cost and raw material supply advantages.

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Octreoscan™ (kit for the preparation of indium In-111 pentetreotide) is a unique molecular imaging agent used for the localization of primary and metastatic neuroendocrine tumors bearing somatostatin receptors. The product was approved by the FDA in June 1994 and is sold primarily in the U.S. and Europe. There are three Orange Book-listed patents for the drug product and usage in detection of neuroendocrine tumors. The last patent expires in September 2017.

Industry Overview and Trends
We believe our businesses are well positioned in attractive markets based on a global broadening of access to healthcare, increased demand for pharmaceutical products from emerging markets and the medical industry's continued focus on diagnostic imaging for the early diagnosis of diseases.
We expect that the specialty pharmaceuticals market in the U.S. will likely grow in the low-to-mid single digits in the near-term. With respect to branded drugs, most disease areas are addressed by products of a small group of companies that can create extensions of existing brands. Pain management represents the largest therapeutic prescription market in the U.S., with pain medications accounting for approximately one out of every ten dispensed prescriptions. Pain management is a time-tested therapeutic area, and pain products have been available on the U.S. market since the 1920s.
We believe our experience in satisfying the regulatory requirements relating to raw materials for nuclear radiopharmaceuticals provides competitive advantages versus other potential competitors. Currently, nuclear imaging tends to be concentrated in developed markets due to its high capital-intensity requirements. However, there are opportunities for growth in emerging markets as governments build out their healthcare infrastructure.

Competition
Specialty Brands and Specialty Generics
Our pharmaceuticals products compete with products manufactured by many other companies in highly competitive markets, primarily throughout the U.S. Our competitors vary depending upon therapeutic and product categories. Major competitors of our pharmaceuticals products include Actavis, Inc., Endo Health Solutions Inc., Johnson & Johnson (including its Noramco, Inc. subsidiary), Johnson Matthey plc, Mylan Inc., Pfizer Inc., Purdue Pharma L.P. and Teva Pharmaceutical Industries Ltd., among others. Acthar, a biopharmaceutical product, has limited direct competition due to the unique nature of the product; however, it generally is prescribed by physicians when alternative treatments have not yielded favorable outcomes for patients. Our secure sources of raw opioid material, vertically integrated manufacturing capabilities, broad offerings of API controlled substances and acetaminophen, comprehensive generic controlled substance product line and established relationships with retail pharmacies enable us to compete effectively with larger generics manufacturers. In addition, we believe that our experience with the FDA, DEA and Risk Evaluation and Mitigation Strategies ("REMS") provides us the knowledge to successfully operate in this highly competitive and highly regulated environment.
The competitive landscape in the acquisition and in-licensing of pharmaceutical products has intensified in recent years, reflecting both a reduction in the number of compounds available and an increase in the number of companies and the collective resources bidding on available assets. The ability to effectively compete in product development, acquisitions and in-licensing is important to our long-term growth strategy. In addition to product development and acquisitions, other competitive factors in the pharmaceutical industry include product efficacy, safety, ease of use, price, demonstrated cost-effectiveness, third-party reimbursement, marketing effectiveness, customer service, reliability of supply, reputation and access to technical information.
The highly competitive environment of our Specialty Brands segment requires us to continually seek out new products to treat diseases and conditions in areas of high unmet medical needs, create technological innovations and to market our products effectively. Most new products that we introduce must compete with other products already on the market, as well as other products that are later developed by competitors. For our branded products, we may be granted market exclusivity either through the FDA, the U.S. Patent Office or similar agencies internationally. Regulatory exclusivity is granted by the FDA for new innovations, such as new clinical data, a new chemical entity or orphan drugs, and patents are issued for inventions, such as composition of matter or method of use. While patents offer a longer period of exclusivity, there are more bases to challenge patent-conferred exclusivity than with regulatory exclusivity. Once market exclusivity expires on our branded products, competition will likely intensify as generic forms of the product are launched. Products which do not benefit from regulatory or patent exclusivity must rely on other competitive advantages, such as confidentiality agreements or product formulation trade secrets for difficult to replicate products.

Manufacturers of generic pharmaceuticals typically invest far less in R&D than research-based pharmaceutical companies, allowing generic versions to typically be significantly less expensive than the related branded products. The generic form of a drug may also enjoy a preferred position relative to the branded version under third-party reimbursement programs, or be routinely dispensed in substitution for the branded form by pharmacies. If competitors introduce new products, delivery systems or processes with therapeutic or cost advantages, our products can be subject to progressive price reductions, decreased sales volume or both. To successfully compete for business with managed care and pharmacy benefits management organizations, we must often demonstrate that our branded products offer not only superior health outcomes but also cost advantages, as compared with other forms of care. Certain of our branded products are specialized pharmaceuticals or biopharmaceuticals, for example Acthar, that may not be prescribed unless a clear benefit in efficacy or safety is demonstrated or until lower-cost alternatives have failed to provide positive patient outcomes or are not well tolerated by the patient.
In our Specialty Generics segment, we face intense competition from other generic drug manufacturers, brand-name pharmaceutical companies marketing authorized generics, existing branded equivalents and manufacturers of therapeutically similar drugs. The competition varies depending on the specific product category and dosage strength, and we believe that our competitive advantages include our ability to introduce new generic versions of brand-name drug products, our formulation expertise and drug delivery technology, our access to controlled substance API, our quality and cost-effective production, our customer service and the breadth of our generic product line. Among the large generic controlled substance providers, we are the only generic manufacturer that has its own controlled substance API manufacturing capability, and we believe the vertical integration and production of our own API confers certain competitive advantages that might not be available to other pharmaceutical companies. New drugs and future developments in improved or advanced drug delivery technologies or other therapeutic techniques may provide therapeutic or cost advantages to products we market. The maintenance of profitable operations in generic pharmaceuticals depends, in part, on our ability to select, develop and timely launch new generic products, to manufacture such new products in a cost efficient, high-quality manner and implement and maintain pricing actions.
As a result of consolidation among wholesale distributors and rapid growth of large retail drug store chains, a small number of large wholesale distributors and retail drug store chains control a significant share of the market, and the number of independent drug stores and small drug store chains has decreased. This has resulted in customers gaining more purchasing power. Consequently, there is heightened competition among generic drug producers for the business of this smaller and more selective customer base.
In our API business, we believe that our competitive advantages include our manufacturing capabilities in controlled substances that enable high-speed, high-volume tableting, packaging and distribution. Additionally, we believe we offer customers reliability of supply and broad-based technical customer service.

Global Medical Imaging
In Global Medical Imaging, we compete primarily on the ability of our products to capture market share. While we believe that the number of procedures using contrast media will grow in emerging markets, due in part to increasing access to healthcare, we expect that our ability to effectively compete with other providers of contrast media will be impacted by ongoing pricing pressures. We believe that our key product characteristics, such as proven efficacy, reliability and safety, coupled with our core competencies such as our efficient manufacturing processes and established distribution network, are important factors that may distinguish us from our competitors.
The market for imaging agents is highly competitive. Major competitors in our Global Medical Imaging segment include, among others:

•	for contrast imaging agents: GE Healthcare, a division of General Electric Company, Bracco Imaging S.p.A., Bayer AG and Guerbet Group;

•	for delivery systems: Nemoto & Co, Ltd.;

•	for CMDS: Bayer AG and Bracco Imaging S.p.A.;

•	for radiopharmaceutical generators sold in the U.S.: Lantheus Medical Imaging, Inc.;

•	for radiopharmaceutical generators sold in Europe: GE Healthcare, IBA Group, and POLATOM; and

•	for radiopharmaceutical SPECT "cold" kits: Lantheus Medical Imaging, Inc., GE Healthcare, Bracco Imaging S.p.A. and IBA Group.
 Unlike some of our competition, we offer a full line of CMDS and radiopharmaceutical products. Our broad product portfolio allows us to be a complete source for most imaging agent needs.

Our current or future products could be rendered obsolete or uneconomical as a result of the competition described above and the factors described in "Intellectual Property" included within this Exhibit, as well as any of the risk factors described in Item 1A. Risk Factors and "Forward-Looking Statements" included within the Annual Report on Form 10-K for the fiscal year ended September 26, 2014, which was filed on November 24, 2014. Our failure to compete effectively could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

Intellectual Property
We own or license a number of patents in the U.S. and other countries covering certain products and have also developed brand names and trademarks for other products. Generally, our Specialty Brands segment relies upon patent protection to ensure market exclusivity for the life of the patent. We consider the overall protection of our patents, trademarks and license rights to be of material value and act to protect these rights from infringement. However, our business is not materially dependent upon any single patent, trademark or license or any group of patents, trademarks or licenses.
The majority of an innovative product's commercial value is usually realized during the period in which the product has market exclusivity. In the branded pharmaceutical industry, an innovator product's market exclusivity is generally determined by two forms of intellectual property: patent rights held by the innovator company and any regulatory forms of exclusivity to which the innovator is entitled. In the U.S. and some other countries, when market exclusivity expires and generic versions of a product are approved and marketed, there often are very substantial and rapid declines in the branded product's sales. The rate of this decline varies by country and by therapeutic category; however, following patent expiration, branded products often continue to have some market viability based upon the goodwill of the product name, which typically benefits from trademark protection or is based on the difficulties associated with replicating the product formulation or bioavailability. Acthar is not subject to patent or other exclusivity, with the exception of IS which was granted orphan drug status from the FDA upon its approval in October 2010. Acthar's commercial durability therefore relies partially upon product formulation trade secrets, confidentiality agreements and trademark and copyright laws. These items may not prevent our competitors from independently developing similar technology or duplicating our product.
Patents are a key determinant of market exclusivity for most branded pharmaceuticals. Patents provide the innovator with the right to exclude others from practicing an invention related to the product. Patents may cover, among other things, the active ingredient(s), various uses of a drug product, pharmaceutical formulations, drug delivery mechanisms, and processes for (or intermediates useful in) the manufacture of products. Protection for individual products extends for varying periods in accordance with the expiration dates of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent, its scope of coverage and the availability of meaningful legal remedies in the country.
Many developed countries provide certain non-patent incentives for the development of pharmaceuticals. For example, the U.S., European Union ("E.U.") and Japan each provide for a minimum period of time after the approval of certain new drugs during which the regulatory agency may not rely upon the innovator's data to approve a competitor's generic copy. Regulatory exclusivity is also available in certain markets as incentives for research on new indications, orphan drugs (drugs that demonstrate promise for the diagnosis or treatment of rare diseases or conditions) and medicines that may be useful in treating pediatric patients. Regulatory exclusivity is independent of any patent rights and can be particularly important when a drug lacks broad patent protection. However, most regulatory forms of exclusivity do not prevent a competitor from gaining regulatory approval prior to the expiration of regulatory exclusivity on the basis of the competitor's own safety and efficacy data on its drug, even when that drug is identical to that marketed by the innovator.
We estimate the likely market exclusivity period for each of our branded products on a case-by-case basis. It is not possible to predict with certainty the length of market exclusivity for any of our branded products because of the complex interaction between patent and regulatory forms of exclusivity, the relative success or lack thereof by potential competitors' experience in product development and inherent uncertainties concerning patent litigation. There can be no assurance that a particular product will enjoy market exclusivity for the full period of time that we currently estimate or that the exclusivity will be limited to the estimate.
In addition to patents and regulatory forms of exclusivity, we also market products with trademarks. Trademarks have no effect on market exclusivity for a product, but are considered to have marketing value. Trademark protection continues in some countries as long as used; in other countries, as long as registered. Registrations of such trademarks are for fixed terms and subject to renewal as provided by the laws of the particular country.

Research and Development
We devote significant resources to the research and development of products and proprietary drug delivery technologies. We incurred R&D expenses of $166.9 million, $165.7 million and $144.1 million in fiscal 2014, 2013 and 2012, respectively. We expect to continue to invest in R&D activities, as well as enter into license agreements and business development opportunities to supplement our internal R&D initiatives. We intend to focus our R&D investments in the specialty pharmaceuticals area, specifically investments to support our Specialty Brands segment, where we believe there is the greatest opportunity for growth and profitability.
Specialty Brands. We devote significant R&D resources for our branded products. A number of our branded products are protected by patents and have enjoyed market exclusivity. Our R&D strategy focuses on the development of extended-release opioid products with abuse deterrent properties and expanding the opportunities for existing products by documenting and publishing clinical experience and evidence that support health economic and patient outcomes. MNK-155 has completed Phase III clinical trials and our NDA filing was accepted for review by the FDA in May 2014. We have received notice of allowance from the USPTO related to composition claims directed to unique design, formulation, pharmacokinetic and release characteristics for MNK-155.
In accordance with a Pediatric Research Equity Act requirement included in the NDA approval for Ofirmev, Cadence began enrolling patients in 2012 in a post-marketing efficacy study of Ofirmev in infants and neonates. The data from this study will be used to satisfy a formal written request Cadence received from the FDA under Section 505A of the U.S. Food, Drug and Cosmetic Act that was made as part of the approval process for Ofirmev. The FDA has agreed to an August 2015 due date for completion of this study. Upon timely completion and the acceptance by the FDA of the data from this study, Ofirmev may be eligible for an additional six months of marketing exclusivity in the U.S. The FDA is also currently reviewing a supplemental NDA that Cadence submitted in December 2013, which would enable us to offer Ofirmev in flexible intravenous bags.
Specialty Generics. In regard to specialty generic product development, we are focused on controlled substances with difficult-to-replicate pharmacokinetic profiles. As of September 26, 2014, we had various ANDAs on file with the FDA. In addition, we are focused on process improvements to increase yields and reduce costs.
Global Medical Imaging. Our R&D efforts in our Global Medical Imaging segment are focused on driving efficiency and regulatory compliance throughout CMDS and Nuclear Imaging.

Regulatory Matters
Quality Assurance Requirements
The FDA enforces regulations to ensure that the methods used in, and the facilities and controls used for, the manufacture, processing, packaging and holding of drugs and medical devices conform to current good manufacturing practice ("cGMP"). The cGMP regulations that the FDA enforces are comprehensive and cover all aspects of manufacturing operations, from receipt of raw materials to finished product distribution, and are designed to ensure that the finished products meet all the required identity, strength, quality and purity characteristics. The cGMP regulations for devices, called the Quality System Regulations, are also comprehensive and cover all aspects of device manufacture, from pre-production design validation to installation and servicing, insofar as they bear upon the safe and effective use of the device and whether the device otherwise meets the requirements of the U.S. Federal Food, Drug and Cosmetic Act ("the FFDCA"). Other regulatory authorities have their own cGMP rules. Ensuring compliance requires a continuous commitment of time, money and effort in all operational areas.
The FDA conducts pre-approval inspections of facilities engaged in the development, manufacture, processing, packaging, testing and holding of the drugs subject to NDAs and ANDAs. If the FDA concludes that the facilities to be used do not or did not meet cGMP, good laboratory practice ("GLP") or good clinical practice ("GCP") requirements, it will not approve the application. Corrective actions to remedy the deficiencies must be performed and are usually verified in a subsequent inspection. In addition, manufacturers of both pharmaceutical products and API used to formulate the drug also ordinarily undergo a pre-approval inspection, although the inspection can be waived when the manufacturer has had a passing cGMP inspection in the immediate past. Failure of any facility to pass a pre-approval inspection will result in delayed approval and could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

The FDA also conducts periodic inspections of drug and device facilities to assess their cGMP status. If the FDA were to find serious cGMP non-compliance during such an inspection, it could take regulatory actions that could materially adversely affect our business, results of operations, financial condition and cash flows. Additionally, imported API and other components needed to manufacture products could be rejected by U.S. Customs and Border Protection, usually after conferring with the FDA. In the case of domestic facilities, the FDA could initiate product seizures or, in some instances, require product recalls and seek to enjoin a product's manufacture and distribution. In certain circumstances, violations could support civil penalties and criminal prosecutions. In addition, if the FDA concludes that a company is not in compliance with cGMP requirements, sanctions may be imposed that include preventing that company from receiving the necessary licenses to export its products and classifying that company as an "unacceptable supplier," thereby disqualifying that company from selling products to federal agencies.

United States
In general, drug manufacturers operate in a highly regulated environment. In the U.S., we must comply with laws, regulations, guidance documents and standards promulgated by the FDA, the Department of Health and Human Services ("DHHS"), the DEA, the Environmental Protection Agency ("EPA"), the NRC, the Customs Service and state boards of pharmacy.
The FDA's authority to regulate the safety and efficacy of pharmaceuticals comes from the FFDCA. In addition to reviewing NDAs, for branded drugs, and ANDAs, for generic drugs, the FDA has the authority to ensure that pharmaceutical products introduced into interstate commerce are neither "adulterated" nor "misbranded." Adulterated means that the product may cause or has caused injury to patients when used as intended because it fails to comply with cGMP. Misbranded means that the labels of, or promotional materials for, the product contain false or misleading information. Failure to comply with applicable FDA and other federal and state regulations could result in product recalls or seizures, partial or complete suspension of manufacturing or distribution, refusal to approve pending NDAs or ANDAs, monetary fines, civil penalties or criminal prosecution.
In order to market and sell a new prescription drug product in the U.S., a drug manufacturer must file with the FDA a NDA that shows the safety and effectiveness of (a) a new chemical entity that serves as the API, known as a 505(b)(1) NDA; or (b) a product that has significant differences from an already approved one, known as a 505(b)(2) NDA. Alternatively, in order to market and sell a generic version of an already approved drug product, a drug manufacturer must file an ANDA that shows that the generic version is "therapeutically equivalent," or behaves almost the same when taken by a patient to the branded drug product and, therefore, is substitutable.
For all pharmaceuticals sold in the U.S., the FDA also regulates sales and marketing to ensure that drug product claims made by manufacturers are neither false nor misleading. Manufacturers are required to file copies of all product-specific promotional materials to the FDA's Office of Prescription Drug Promotion prior to their first use. In general, such advertising does not require FDA prior approval. Failure to implement a robust internal company review process and comply with FDA regulations regarding advertising and promotion increases the risk of enforcement action by either the FDA or the U.S. Department of Justice.
For both NDAs and ANDAs, the manufacture, marketing and selling of certain drug products may be limited by quota grants for controlled substances by the DEA. Refer to "Drug Enforcement Administration" within this Exhibit for further information.
NDA Process. The path leading to FDA approval of a NDA for a new chemical entity begins when the drug product is merely a chemical formulation in the laboratory. In general, the process involves the following steps:

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Completion of formulation, laboratory and animal testing in accordance with GLP that fully characterizes the drug product from a pre-clinical perspective and provides preliminary evidence that the drug product is safe to test in human beings;

•	Filing with the FDA an Investigational New Drug Application that will permit the conduct of clinical trials (testing in human beings under adequate and well-controlled conditions);

•	Designing and conducting clinical trials to show the safety and efficacy of the drug product in accordance with GCP;

•	Submitting the NDA for FDA review, which provides a complete characterization of the drug product;

•	Satisfactory completion of FDA pre-approval inspections regarding the conduct of the clinical trials and the manufacturing processes at the designated facility in accordance with cGMP;

•	If applicable, satisfactory completion of a FDA Advisory Committee meeting in which the Agency requests help from outside experts in evaluating the NDA;

•	Final FDA approval of the full prescribing information, labeling and packaging of the drug product; and

•	Ongoing monitoring and reporting of adverse events related to the drug product, implementation of a REMS program, if applicable, and conduct of any required Phase IV studies.

•	Clinical trials are typically conducted in four sequential phases, although they may overlap. The four phases are as follows:

•	Phase I trials are typically small (less than 100 healthy volunteers) and are designed to determine the toxicity and maximum safe dose of the drug product.

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Phase II trials usually involve 100 to 300 participants and are designed to determine whether the drug product produces any clinically significant effects in patients with the intended disease or condition. If the results of these trials show promise, then a larger Phase III trial may be conducted.

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Phase III trials are often multi-institution studies that involve a large number of participants and are designed to show efficacy. Phase III (and some Phase II) trials are designed to be pivotal, or confirmatory trials. The goal of a pivotal trial is to establish the safety and efficacy of a drug product by eliminating biases and increasing statistical power.

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In some cases, the FDA requires Phase IV trials, which are usually performed after the NDA has been approved. Such post-marketing surveillance is intended to obtain more information about the risks of harm, benefits and optimal use of the drug product by observing the results of the drug product in a large number of patients.

A drug manufacturer may conduct clinical trials either in the U.S. or outside the U.S., but in all cases must comply with GCP, which includes (a) a legally effective informed consent process when enrolling participants; (b) an independent review by an Institutional Review Board to minimize and manage the risks of harm to participants; and (c) ongoing monitoring and reporting of adverse events related to the drug product.
In addition, a drug manufacturer may decide to conduct a clinical trial of a drug product on pediatric patients in order to obtain a form of marketing exclusivity as permitted under the Best Pharmaceuticals for Children Act ("BPCA"). Alternatively, the FDA may require a drug manufacturer, using its authority under the Pediatric Research Equity Act, to conduct a pediatric clinical trial. The goal of conducting pediatric clinical trials is to gather data on how drug products should best be administered to this patient population.
The path leading to FDA approval of a NDA for a drug product that has significant differences from an already approved one is somewhat shorter. The FDA requires a drug manufacturer to submit data from either already published reports or newly conducted studies that show the safety and efficacy of those differences. Significant differences include different dosage strengths or route of administration.
Under the U.S. Prescription Drug User Fee Act, the FDA has the authority to collect fees from drug manufacturers who submit NDAs for review and approval. These user fees help the FDA fund the drug approval process. For fiscal 2015, the user fee rate has been set at $2,335,200 for a 505(b)(1) NDA and $1,167,600 for a NDA not requiring a complete clinical data package, generally a 505(b)(2) NDA. We expense these fees as they are incurred. The average review time for a NDA is approximately six months for priority review and ten months for standard review.
ANDA Process. The path leading to FDA approval of an ANDA is much different from that of a NDA. By statute, the FDA waives the requirement for a drug manufacturer to complete pre-clinical studies and clinical trials and instead focuses on data from bioequivalence studies. Bioequivalence studies generally involve comparing the absorption rate and concentration levels of a generic drug in the human body to that of the branded drug or Reference Listed Drug ("RLD"). In the event that the generic drug behaves in the same manner in the human body as the RLD, the two drug products are considered bioequivalent. The FDA considers a generic drug therapeutically equivalent, and therefore substitutable, if it also contains the same active ingredients, dosage form, route of administration and strength.
In 2010, U.S. Congress passed into law the Generic Drug User Fee Act to address the FDA's backlog, which at the time was over 2,000 ANDAs. This legislation granted the FDA authority to collect, for the first time, user fees from generic drug manufacturers who submit ANDAs for review and approval, and the fees collected will help the FDA fund the drug approval process. For fiscal 2015, the user fee rate is set at $58,730 for an ANDA and $29,370 for a prior approval supplement to an ANDA. These fees are expensed as incurred. In August 2013, it was reported that the average review time for an ANDA was about 35 months. The FDA anticipates that the approval process timeframe will begin to improve in fiscal 2015 with a target of approving 60% of ANDA submissions within 15 months of submission.

Aside from the backlog described above, the timing of FDA approval of ANDAs depends on other factors, including whether an ANDA holder has challenged any listed patents to the RLD and whether the RLD is entitled to one or more periods of marketing exclusivity under the FFDCA (such as pediatric exclusivity under the BPCA). In general, the FDA will not approve (but will continue to review) an ANDA in which the RLD holder has sued, within 45 days of receiving notice of the ANDA filing, the ANDA holder for patent infringement until either the litigation has been resolved or 30 months has elapsed, whichever is later.
Patent and Non-Patent Exclusivity Periods. A sponsor of a NDA is required to identify in its application any patent that claims the drug or a use of the drug subject to the application. Upon NDA approval, the FDA lists these patents in a publication referred to as the Orange Book. Any person that files a Section 505(b)(2) NDA, the type of NDA that relies upon the data in the application for which the patents are listed, or an ANDA to secure approval of a generic version of a previous drug, must make a certification in respect to listed patents. The FDA may not approve such an application for the drug until expiration of the listed patents unless the generic applicant certifies that the listed patents are invalid, unenforceable or not infringed by the proposed generic drug and gives notice to the holder of the NDA for the RLD of the bases upon which the patents are challenged, and the holder of the RLD does not sue the later applicant for patent infringement within 45 days of receipt of notice. If an infringement suit is filed, the FDA may not approve the later application until the earliest of: (a) 30 months after receipt of the notice by the holder of the NDA for the RLD; (b) entry of an appellate court judgment holding the patent invalid, unenforceable or not infringed; (c) such time as the court may order; or (d) the expiration of the patent.
One of the key motivators for challenging patents is the 180-day market exclusivity period ("generic exclusivity") granted to the developer of a generic version of a product that is the first to make a Paragraph IV certification and that prevails in litigation with the manufacturer of the branded product over the applicable patent(s) or is not sued. For a variety of reasons, there are situations in which a company may not be able to take advantage of an award of generic exclusivity. The determination of when generic exclusivity begins and ends is very complicated.
The holder of the NDA for the RLD may also be entitled to certain non-patent exclusivity during which the FDA cannot approve an application for a competing generic product or 505(b)(2) NDA product. Generally, if the RLD is a new chemical entity, the FDA may not accept for filing any application that references the innovator's NDA for five years from the approval of the innovator's NDA. However, this five-year period is shortened to four years where a filer's ANDA includes a Paragraph IV certification. In other cases, where the innovator has provided certain clinical study information, the FDA may accept for filing, but may not approve, an application that references the innovator's NDA for a period of three years from the approval of the innovator's NDA.
Certain additional periods of exclusivity may be available if the RLD is indicated for use in a rare disease or condition or is studied for pediatric indications.
Risk Evaluation and Mitigation Strategies ("REMS"). For certain drug products or classes, such as transmucosal immediate-release fentanyl products and extended-release and long-acting opioids, the FDA has the authority to require the manufacturer to provide a REMS that is intended to ensure that the benefits of a drug product (or class of drug products) outweigh the risks of harm. The FDA may require that a REMS include elements to ensure safe use to mitigate a specific serious risk of harm, such as requiring that prescriber have particular training or experience or that the drug product is dispensed in certain healthcare settings. The FDA has the authority to impose civil penalties on or take other enforcement action against any drug manufacturer who fails to properly implement an approved REMS program. Separately, a drug manufacturer cannot use an approved REMS program to delay generic competition.
In December 2011, the FDA approved a single, class-wide REMS program for transmucosal immediate-release fentanyl ("TIRF") products (called "the TIRF REMS Access Program") in order to ease the burden on the healthcare system. TIRF products are opioids used to manage pain in adults with cancer who routinely take other opioid pain medicines around-the-clock. We were part of the original industry working group that collaborated to develop and implement the TIRF REMS Access Program. The goals of this program are to ensure patient access to important medications and mitigate the risk of misuse, abuse, addiction, overdose and serious complications due to medication errors by: (a) prescribing and dispensing only to appropriate patients, including use only in opioid-tolerant patients; (b) preventing inappropriate conversion between fentanyl products; (c) preventing accidental exposure to children and others for whom such products were not prescribed; and (d) educating prescribers, pharmacists and patients on the potential for misuse, abuse, addiction and overdose. This program started in March 2012 and requires manufacturers, distributors, prescribers, dispensers and patients to enroll in a real-time database that maintains a closed-distribution system.

In February 2009, the FDA requested that drug manufacturers help develop a single, shared REMS for extended-release and long-acting opioid products that contain fentanyl, hydromorphone, methadone, morphine, oxycodone and oxymorphone. In April 2009, the FDA announced that the "REMS would be intended to ensure that the benefits of these drugs continue to outweigh the risks associated with: (1) use of high doses of long-acting opioids and extended-release opioid products in non-opioid-tolerant and inappropriately selected individuals; (2) abuse; (3) misuse; and (4) overdose, both accidental and intentional." We were part of the original industry working group that collaborated to develop and implement this REMS program. In July 2012, the FDA approved a class-wide REMS program (called "the Extended-Release and Long-Acting Opioid Analgesics REMS") that affected more than 30 extended-release and long-acting opioid analgesics (both branded and generic products). This REMS program requires drug manufacturers to make available training on appropriate prescribing practices for healthcare professionals who prescribe these opioid analgesics and to distribute educational materials on their safe use to prescribers and patients.
We are committed to responsible prescribing, dispensing, use and storage of opioid analgesics to avoid misuse, abuse, addiction, diversion and overdose. In 2010, we started the Collaborating & Acting Responsibly to Ensure Safety Alliance ("the C.A.R.E.S. Alliance"), which offers free non-branded tools and materials to patients, pharmacists and physicians to foster the safe use of opioid pain medications. The C.A.R.E.S. Alliance sponsors drug take back programs among other initiatives. We also founded and provided the regulatory framework for Risk Evaluation and Mitigation Strategies - An Employer-Driven Continuing Medical Education Initiative for Efficacy and Safety ("REMEDIES"). The purpose of the REMEDIES initiative is to train prescribers on evidence-based approaches to optimize the evaluation, treatment and management of chronic pain. In addition to educational efforts, we work closely with our major distributors to monitor suspicious controlled substance orders and take active steps to limit potential diversion.
Drug Enforcement Administration. The DEA is the federal agency responsible for domestic enforcement of the Controlled Substances Act of 1970 ("CSA"). The CSA classifies drugs and other substances based on identified potential for abuse. Schedule I controlled substances, such as heroin and LSD, have a high abuse potential and have no currently accepted medical use; thus, they cannot be lawfully marketed or sold. Opioids, such as oxycodone, oxymorphone, morphine, fentanyl and hydrocodone, are either Schedule II or III controlled substances. Consequently, the manufacture, storage, distribution and sale of these substances are highly regulated.
The DEA regulates the availability of API, products under development and marketed drug products that are Schedule II or III by setting annual quotas. Every year, we must apply to the DEA for manufacturing quota to manufacture API and procurement quota to manufacture finished dosage products. Given that the DEA has discretion to grant or deny our manufacturing and procurement quota requests, the quota the DEA grants may be insufficient to meet our commercial and R&D needs. To date in calendar 2014, manufacturing and procurement quotas granted by the DEA have been sufficient to meet our sales and inventory requirements on most products. During calendar 2012, the initial hydrocodone manufacturing and procurement quota grants we received from the DEA were below the amounts requested and were therefore insufficient to meet customer demand. While we were granted additional quota, these shortfalls did result in lost sales of hydrocodone products, the amount of which was not significant. Future delay or refusal by the DEA to grant, in whole or in part, our quota requests could delay or result in stopping the manufacture of our marketed drug products, new product launches or the conduct of bioequivalence studies and clinical trials.
In October 2013, the FDA announced its recommendation that the DEA reschedule hydrocodone combination products (such as Vicodin® (registered trademark of AbbVie Inc.) and our developmental product MNK-155) from Schedule III to Schedule II, thereby increasing regulatory controls on these drug products. On August 22, 2014, the DEA issued its final rule to reschedule hydrocodone combination products from Schedule III to Schedule II, which was effective on October 6, 2014. In accordance with the final rule, we have discontinued sales of Schedule III labeled products and launched Schedule II labeled products. The effects of the rescheduling resulted in increased returns of Schedule III labeled product, which did not have a material impact to our financial condition, results of operations and cash flows.
DEA regulations make it extremely difficult for a manufacturer in the U.S. to import finished dosage forms of controlled substances manufactured outside the U.S. These rules reflect a broader enforcement approach by the DEA to regulate the manufacture, distribution and dispensing of legally produced controlled substances. Accordingly, drug manufacturers who market and sell finished dosage forms of controlled substances in the U.S. typically manufacture or have them manufactured in the U.S.
The DEA also requires drug manufacturers to design and implement a system that identifies suspicious orders of controlled substances, such as those of unusual size, those that deviate substantially from a normal pattern and those of unusual frequency, prior to completion of the sale. A compliant suspicious order monitoring ("SOM") system includes well-defined due diligence, "know your customer" efforts and order monitoring.

To meet its responsibilities, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Annual registration is required for any facility that manufactures, tests, distributes, dispenses, imports or exports any controlled substance. The facilities must have the security, control and accounting mechanisms required by the DEA to prevent loss and diversion. Failure to maintain compliance, particularly as manifested in loss or diversion, can result in regulatory action that could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows. The DEA may seek civil penalties, refuse to renew necessary registrations or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.
Individual states also regulate controlled substances, and we, as well as our third-party API suppliers and manufacturers, are subject to such regulation by several states with respect to the manufacture and distribution of these products.
We and, to our knowledge, our third-party API suppliers, dosage form manufacturers, distributors and researchers have all necessary registrations, and we believe all registrants operate in conformity with applicable registration requirements, under controlled substance laws.
Government Benefit Programs. Statutory and regulatory requirements for Medicaid, Medicare, Tricare and other government healthcare programs govern provider reimbursement levels, including requiring that all pharmaceutical companies pay rebates to individual states based on a percentage of their net sales arising from Medicaid program-reimbursed products. The federal and state governments may continue to enact measures in the future aimed at containing or reducing payment levels for prescription pharmaceuticals paid for in whole or in part with government funds. We cannot predict the nature of such measures, which could have material adverse consequences for the pharmaceutical industry as a whole and, consequently, also for us. However, we believe we have provided for our best estimate of potential refunds based on current information available.
From time to time, legislative changes are made to government healthcare programs that impact our business. For example, the Medicare Prescription Drug Improvement and Modernization Act of 2003 created a new prescription drug coverage program for people with Medicare through a new system of private market drug benefit plans. This law provides a prescription drug benefit to seniors and individuals with disabilities in the Medicare program ("Medicare Part D"). Congress continues to examine various Medicare policy proposals that may result in pressure on the prices of prescription drugs in the Medicare program.
In addition, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, "the Healthcare Reform Act") provided for major changes to the U.S. healthcare system, which impacted the delivery and payment for healthcare services in the U.S. Several provisions of the Healthcare Reform Act have already taken effect, including the elimination of lifetime caps and no rescission of policies or denial of coverage due to preexisting conditions, improving patients' ability to obtain and maintain health insurance. While significant components of the Healthcare Reform Act have been implemented, various other aspects are ongoing and there may still be challenges and uncertainties ahead. Such a comprehensive reform measure requires expanded implementation efforts on the part of federal and state agencies embarking on rule-making to develop the specific components of their new authority. We continue to closely monitor the implementation of the Healthcare Reform Act and related legislative and regulatory developments. To date our business has been most notably impacted by changes in the Medicare Part D coverage gap, the imposition of an annual fee on branded prescription pharmaceutical manufacturers and increased rebates in the Medicaid Fee-For-Service Program and Medicaid Managed Care plans. There are a number of other provisions in the legislation that collectively are expected to have a small impact, including originator average manufacturers' price for new formulations and the expansion of 340B pricing to new entities.

Healthcare Fraud and Abuse Laws
We are subject to various federal, state and local laws targeting fraud and abuse in the healthcare industry. For example, in the U.S., there are federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services or reward past purchases or recommendations, including the U.S. Anti-Kickback Statute and similar state statutes, the False Claims Act and the Health Insurance Portability and Accountability Act of 1996. Violations of these laws can lead to civil and criminal penalties, including fines, imprisonment and exclusion from participation in federal healthcare programs. These laws apply to hospitals, physicians and other potential purchasers of our products and are potentially applicable to us as both a manufacturer and a supplier of products reimbursed by federal healthcare programs. In addition, some states in the U.S. have enacted compliance and reporting requirements aimed at drug manufacturers.

We are also subject to the Foreign Corrupt Practices Act of 1977 and similar worldwide anti-bribery laws in non-U.S. jurisdictions, such as the United Kingdom ("U.K.") Bribery Act of 2010, which generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Because of the predominance of government-sponsored healthcare systems around the world, most of our customer relationships outside of the U.S. are with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws; however, we operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance programs, our internal control policies and procedures may not protect us from reckless or criminal acts committed by our employees or agents.

Compliance Programs
In order to systematically and comprehensively mitigate the risks of non-compliance with regulatory requirements described within this Exhibit. Business, we have developed what we believe to be a robust compliance program based on the April 2003 Office of the Inspector General ("OIG") Compliance Program Guidance for Pharmaceutical Manufacturers, the U.S. Federal Sentencing Guidelines, the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, the Code of Ethics of the Advanced Medical Technology Association, the U.K. Anti-Bribery guidance, and other relevant guidance from government and national or regional industry codes of behavior. We conduct ongoing compliance training programs for all employees and maintain a 24-hour ethics and compliance reporting hotline with a strict policy of non-retaliation. We further demonstrated our commitment to our compliance programs by the addition of a Chief Compliance Officer that reports directly to the Chief Executive Officer and the Compliance Committee of our Board of Directors. The Compliance function is an independent of the manufacturing and commercial operations functions and is responsible for implementing our compliance programs.
As part of our compliance program, we have implemented internal cross-functional processes to review and approve product-specific promotional materials, presentations and external communications to address the risk of misbranding or mislabeling our products through our promotional efforts. For example, we have established programs to monitor promotional speaker activities and field sales representatives, which includes a "ride along" program for field sales representatives similar to those included in recent Corporate Integrity Agreements from the OIG in order to obtain first-hand observations of how these approved materials are used, as well as monitoring of sales representative expenses. We have also implemented a comprehensive controlled substances compliance program, including anti-diversion efforts that go beyond the DEA's SOM requirements and we regularly assist federal, state and local law enforcement and prosecutors in the U.S. by providing information and testimony on our products and placebos for use by the DEA and other law enforcement agencies in investigations and at trial. As part of this program, we also work with some of our customers to help develop and implement what we believe are best practices for SOM and other anti-diversion activities.
We believe our compliance program design also addresses our FDA, healthcare anti-kickback and anti-fraud, and anti-bribery-related risks. We believe we have complied with reporting obligations of the U.S. Federal Physician Payment Sunshine Act and relevant state disclosure laws and have implemented a program across the Company to track and report data per Centers for Medicare & Medicaid Services ("CMS") guidance and state disclosure requirements.

Outside the United States
Outside the U.S., we must comply with laws, guidelines and standards promulgated by other regulatory authorities that regulate the development, testing, manufacturing, marketing and selling of pharmaceuticals, including, but not limited to, Health Canada, the Medicines and Healthcare Products Regulatory Agency in the U.K., the Irish Medicines Board, the European Medicines Agency and member states of the E.U., the State Food and Drug Administration in China, the Therapeutic Goods Administration in Australia, the New Zealand Medicines and Medical Devices Safety Authority, the Ministry of Health and Welfare in Japan, the European Pharmacopoeia of the Council of Europe and the International Conference on Harmonization. Although international harmonization efforts continue, many laws, guidelines and standards differ by region or country.
We currently market our products in Canada, in various countries in the E.U., and in the Latin American, Middle Eastern, African and Asia-Pacific regions. The approval requirements and process vary by country, and the time required to obtain marketing authorization may vary from that required for FDA approval. Certain drug products and variations in drug product lines also must meet country-specific and other local regulatory requirements. The following discussion highlights some of the differences in the approval process in other regions or countries outside the U.S.

European Union. Marketing authorizations are obtained either pursuant to a centralized or decentralized procedure. The centralized procedure, which provides for a single marketing authorization valid for all E.U. member states, is mandatory for the approval of certain drug products and is optional for novel drug products that are in the interest of patient health. Under the centralized procedure, a single marketing authorization application is submitted for review to the European Medicines Agency, which makes a recommendation on the application to the European Commission, who determines whether or not to approve the application. The decentralized procedure provides for concurrent mutual recognition of national approval decisions, and is available for products that are not subject to the centralized procedure.
The E.U. has also adopted directives and other laws that govern the labeling, marketing, advertising, supply, distribution and drug safety monitoring and reporting of drug products. Such directives set regulatory standards throughout the E.U. and permit member states to supplement such standards with additional requirements.
European governments also regulate drug prices through the control of national healthcare systems that fund a large part of such costs to patients. Many regulate the pricing of a new drug product at launch through direct price controls or reference pricing and, recently, some have also imposed additional cost-containment measures on drug products. Such differences in national pricing regimes may create price differentials between E.U. member states. Many European governments also advocate generic substitution by requiring or permitting prescribers or pharmacists to substitute a different company's generic version of a brand drug product that was prescribed, and patients are unlikely to take a drug product that is not reimbursed by their government.
Emerging Markets. Many emerging markets continue to evolve their regulatory review and oversight processes. At present, such countries typically require prior regulatory approval or marketing authorization from large, developed markets (such as the U.S.) before they will initiate or complete their review. Some countries also require the applicant to conduct local clinical trials as a condition of marketing authorization. Many emerging markets continue to implement measures to control drug product prices, such as implementing direct price controls or advocating the prescribing and use of generic drugs.

Environmental
Our operations, like those of other pharmaceutical companies, involve the use of substances regulated under environmental laws, primarily in manufacturing processes and, as such, we are subject to numerous federal, state, local and non-U.S. environmental protection and health and safety laws and regulations. We cannot provide assurance that we have been or will be in full compliance with environmental, health and safety laws and regulations at all times. Certain environmental laws assess strict (i.e., can be imposed regardless of fault) and joint and several liability on current or previous owners of real property and current or previous owners or operators of facilities for the costs of investigation, removal or remediation of hazardous substances or materials at such properties or at properties at which parties have disposed of hazardous substances. We have, from time to time, received notification from the EPA and from state environmental agencies in the U.S. that conditions at a number of sites where the disposal of hazardous substances requires investigation, cleanup and other possible remedial actions. These agencies may require that we reimburse the government for costs incurred at these sites or otherwise pay for the cost of investigation and cleanup of these sites including compensation for damage to natural resources. We have projects underway at a number of current and former manufacturing facilities to investigate and remediate environmental contamination resulting from past operations, as further described in Note 18 to Notes to Consolidated and Combined Financial Statements included within Exhibit 99.1 to this Form 8-K.
Environmental laws are complex, change frequently and generally have become more stringent over time. We believe that our operations currently comply in all material respects with applicable environmental laws and regulations, and have planned for future capital and operating expenditures to comply with these laws and to address liabilities arising from past or future releases of, or exposures to, hazardous substances. However, we cannot provide assurance that our costs of complying with current or future environmental protection, health and safety laws and regulations will not exceed our estimates or have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.
Further, we cannot provide assurance that we will not be subject to additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities. While it is not feasible to predict the outcome of all pending environmental matters, it is reasonably possible that there will be a need for future provisions for environmental costs that, in management's opinion, are not likely to have a material adverse effect on our financial condition, but could be material to the results of operations in any one accounting period.
Certain radiological licenses at certain manufacturing sites owned by us require the establishment of decommissioning programs which will require remediation in accordance with regulatory requirements upon cessation of operations at these sites.

Raw Materials
We contract with various third-party manufacturers and suppliers to provide us with raw materials used in our products, finished goods and certain services. If, for any reason, we are unable to obtain sufficient quantities of any of the raw materials or components required for our products, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.
The active ingredients in the majority of our current pharmaceutical products and products in development, including oxycodone, oxymorphone, morphine, fentanyl and hydrocodone, are listed by the DEA as Schedule II or III substances under the CSA. Consequently, their manufacture, shipment, storage, sale and use are subject to a high degree of regulation and the DEA limits both the availability of these active ingredients and the production of these products. As discussed in "Regulatory Matters" within this Exhibit, we must annually apply to the DEA for procurement and production quotas in order to obtain and produce these substances. The DEA has complete discretion to adjust these quotas from time to time during the calendar year and, as a result, our procurement and production quotas may not be sufficient to meet commercial demand or to conduct bioequivalence studies and clinical trials. Any delay or refusal by the DEA in granting, in whole or in part, our quota requests for controlled substances could delay or result in the stoppage of the manufacture of our pharmaceutical products, our clinical trials or product launches and could require us to allocate product among our customers.
Our radiopharmaceutical product offering includes "hot" radioisotopes including Mo-99, a critical ingredient of our Ultra-Technekow DTE Tc-99m generators. Mo-99 is produced in nuclear research reactors utilizing HEU or LEU targets. These targets, either tubular or flat and of varying sizes, are fabricated from HEU or LEU and, in either case, aluminum. The targets are placed in or near the core of the nuclear reactor where fission reactions occur resulting in the production of Mo-99 and other isotopes. This process, which takes approximately six days, is known as target irradiation. There are currently eight reactors around the world producing the global supply of Mo-99. We have agreements to obtain Mo-99 from three of these reactors and we rely predominantly on two of these reactors for our Mo-99 supply. These reactors are subject to scheduled and unscheduled shutdowns which can have a significant impact on the amount of Mo-99 available for processing. Mo-99 produced at these reactors is then finished at one of five processing sites located throughout the world, including our processing facility located in the Netherlands. At the processing facility, the targets are dissolved and chemically separated. In this process, the Mo-99 is isolated as a radiochemical. We transport finished Mo-99 from our processing facility in the Netherlands to our facility in Maryland Heights, Missouri, where it, together with Mo-99 received from other third-party processors, is loaded into our Tc-99m generators. Mo-99 has a 66 hour half-life and degrades into, among other things, Tc-99m, which has a half-life of only six hours. The radiopharmacies or hospitals prepare dosages from the Tc-99m generators for use in SPECT imaging medical procedures.
In November 2012, the High Flux Reactor ("HFR") in the Netherlands, one of two primary reactors we utilize, experienced an unscheduled shutdown. We were able to receive increased target irradiations from the two other reactors and purchased additional Mo-99 from other sources to continue meeting customer orders; however, the additional Mo-99 we procured from alternative sources came at a higher than normal cost. The HFR resumed production in June 2013.
In October 2013, the HFR experienced another unscheduled shutdown. In addition, our own Mo-99 processing facility in the Netherlands also experienced a shutdown. We received increased target irradiations from other reactors, purchased additional Mo-99 from other sources and outsourced Mo-99 processing to continue meeting customer orders; however, the additional Mo-99 and processing services we procured from alternative sources came at a higher than normal cost. The HFR resumed production of medical isotopes and irradiation of materials in February 2014 and the Mo-99 processing facility resumed production in April 2014. Ongoing increased raw material and manufacturing costs will limit our ability to return the Global Medical Imaging segment to historical operating margins.

Sales, Marketing and Customers
Sales and Marketing
We market our branded, generic and CMDS products to physicians, pharmacists, pharmacy buyers, specialty pharmacies, radiologists and radiology technicians. We distribute these products to major drug wholesalers, retail pharmacy chains, specialty pharmaceutical distributors, hospital networks, ambulatory surgical centers and governmental agencies. In addition, we contract with GPOs and managed care organizations to improve access to our products. We sell and distribute API directly or through distributors to other pharmaceutical companies. In the U.S., we market and distribute our nuclear imaging products to radiopharmacies which, in turn, supply hospitals and standalone imaging centers with patient-customized doses. Outside the U.S., we market and distribute our nuclear imaging products to hospitals.

We often negotiate with parties that enter into supply contracts for the benefit of their member facilities, including GPOs, integrated delivery networks, large and medium size retail pharmacy chains, nuclear pharmacy chains, wholesalers and, solely outside the U.S., with governments through a tender process. In September 2014, we were notified by Premier U.S., Inc. ("Premier"), that we were no longer a preferred supplier of CMDS products after a 19 year relationship. While individual members of the Premier GPO may purchase our products, we expect the loss of preferred supplier status to negatively impact net sales for CMDS products.
For further information on our sales and marketing strategies, refer to "Our Businesses and Product Strategies" included within this Exhibit.

Customers
Net sales to distributors that accounted for more than 10% of our total net sales in fiscal 2014, 2013 and 2012 were as follows:

	Fiscal Year
	2014	2013	2012
Cardinal Health, Inc.	18%	18%	19%
McKesson Corporation	17%	15%	14%
Amerisource Bergen Corporation	11%	9%	9%

No other customer accounted for 10% or more of our net sales in the past three fiscal years. CuraScript Specialty Distributor distributes Acthar and is expected to account for more than 10% of our total net sales in fiscal 2015.

Manufacturing and Distribution
We presently have eleven manufacturing sites, including seven located in the U.S., as well as sites in Canada, Ireland and the Netherlands, which handle production, assembly, quality assurance testing, packaging and sterilization of our products. We estimate that our manufacturing production by region in fiscal 2014 (as measured by cost of production) was as follows:

U.S.	78%
Europe	13%
Canada	9%

We maintain distribution centers in 18 countries. In addition, in certain countries outside the U.S. we utilize third-party distribution centers. Products generally are delivered to these distribution centers from our manufacturing facilities and then subsequently delivered to the customer. In some instances, product, such as nuclear medicine, is delivered directly from our manufacturing facility to the customer. We contract with a wide range of transport providers to deliver our products by road, rail, sea and air.
We utilize contract manufacturing organizations ("CMOs") to manufacture certain of our finished goods that are available for resale. We most frequently utilize CMOs in the manufacture of our Brands products, including Acthar (for finish and filling of the product), Ofirmev and Xartemis XR.

Backlog
At September 26, 2014, the backlog of firm orders was less than 1% of net sales. We anticipate that substantially all of the backlog as of September 26, 2014 will be shipped during fiscal 2015.

Seasonality
We have historically experienced fluctuations in our business resulting from seasonality. DEA quotas for raw materials and final dosage products are allocated in each calendar year to companies and may impact our sales until the DEA grants additional quotas, if any. Impacts from quota limitations are most commonly experienced during the third and fourth calendar quarters, which represent our fourth and first fiscal quarters, respectively. As a result, net sales of DEA controlled products have historically been higher during the second and third fiscal quarters as compared with the first and fourth fiscal quarters. Acthar has experienced lower net sales during the first calendar quarter, our second fiscal quarter, which we believe is partially attributable to certain medical conditions being exacerbated by warm temperatures and effects of annual insurance deductibles. Lastly, we have experienced lower operating cash flows during our first fiscal quarter as we pay annual employee compensation and have experienced lower net sales in DEA controlled products. While we have experienced these fluctuations in the past, they may not be indicative of what we will experience in the future.

Employees
At September 26, 2014, we had approximately 5,500 employees, approximately 4,100 of which are based in the U.S. Certain of these employees are represented by unions or work councils. We believe that we generally have a good relationship with our employees, and with the unions and work councils that represent certain employees.

Executive Officers
Set forth below are the names, ages as of November 1, 2014, and current positions of our executive officers.

Name	Age	Title
Mark Trudeau	53	President, Chief Executive Officer and Director
Matthew Harbaugh	44	Senior Vice President and Chief Financial Officer
Peter Edwards	53	Senior Vice President and General Counsel
Meredith Fischer	61	Senior Vice President, Communications and Public Affairs
Raymond Furey	46	Senior Vice President and Chief Compliance Officer
Sandra Hatten	57	Senior Vice President, Quality and Regulatory Compliance
Hugh O'Neill	51	Senior Vice President and President of Specialty Pharmaceuticals
Gary Phillips	48	Senior Vice President and President of Autoimmune and Rare Diseases
Mario Saltarelli	54	Senior Vice President and Chief Science Officer
Frank Scholz	45	Senior Vice President, Global Operations
Ian Watkins	52	Senior Vice President and Chief Human Resources Officer

Set forth below is a brief description of the position and business experience of each of our executive officers.
Mark Trudeau is our President and Chief Executive Officer, and also serves on our board of directors. In anticipation of the Separation, Mr. Trudeau joined Covidien in February 2012 as a Senior Vice President and President of its Pharmaceuticals business. He joined Covidien from Bayer HealthCare Pharmaceuticals LLC USA, the U.S. healthcare business of Bayer AG, where he served as Chief Executive Officer. He simultaneously served as President of Bayer HealthCare Pharmaceuticals, the U.S. organization of Bayer’s global pharmaceuticals business. In addition, he served as Interim President of the global specialty medicine business unit from January to August 2010. Prior to joining Bayer in 2009, Mr. Trudeau headed the Immunoscience Division at Bristol-Myers Squibb. During his 10-plus years at Bristol-Myers Squibb, he served in multiple senior roles, including President of the Asia/Pacific region, President and General Manager of Canada and General Manager/Managing Director in the United Kingdom. Mr. Trudeau was also with Abbott Laboratories, serving in a variety of executive positions, from 1988 to 1998. Mr. Trudeau holds a Bachelor’s degree in chemical engineering and a M.B.A., both from the University of Michigan.
Matthew Harbaugh is our Senior Vice President and Chief Financial Officer. Mr. Harbaugh previously served as Vice President, Finance of Covidien’s Pharmaceuticals business, a position he had held from July 2008 until June 2013, when Mallinckrodt became an independent public company. He also served as Interim President of Covidien’s Pharmaceuticals business from November 2010 to January 2012. Mr. Harbaugh joined Covidien’s Pharmaceuticals business in August 2007 as its Vice President and Controller, Global Finance for the Global Medical Imaging business. Mr. Harbaugh was a Lead Finance Executive with Cerberus Capital Management, L.P. from April 2007 until August 2007. Mr. Harbaugh worked for Monsanto from 1997 to 2007 serving in senior U.S. roles in treasury, investor relations, financial planning and analysis and strategy, in addition to two international assignments in Canada and Argentina.

Peter Edwards is our Senior Vice President and General Counsel. Mr. Edwards served as Vice President and General Counsel of Covidien’s Pharmaceuticals business from May 2010 until June 2013, when Mallinckrodt became an independent public company. Mr. Edwards previously served as Executive Vice President and General Counsel for the Solvay Group in Brussels, Belgium from June 2007 until April 2010 and previous to that, held positions of increasing responsibility with Eli Lilly and Company.
Meredith Fischer is our Senior Vice President, Communications and Public Affairs. In anticipation of our spin transaction with Covidien plc Ms. Fischer joined Covidien in February 2013 as Vice President, Communications and Public Affairs for its Pharmaceuticals business. Ms. Fischer was employed by Bayer Corporation from 2001 until February 2013, where she served as Vice President of Communications and Public Policy for Bayer HealthCare and Bayer HealthCare Pharmaceuticals, North America. In that role, Ms. Fischer supported Bayer HealthCare’s U.S. pharmaceutical and animal health divisions and the company’s global medical care and consumer care businesses. She was also Vice President of Marketing and Communications at Pitney Bowes, where she was responsible for product marketing, sales communications and the establishment of professional best practices.
Raymond Furey is our Senior Vice President and Chief Compliance Officer, a role he assumed in August 2014. Previously, Mr. Furey served Questcor Pharmaceuticals, Inc. as Chief Compliance Officer since October 2011 and as its Senior Vice President since May 23, 2013. Mr. Furey has over 20 years of experience in the pharmaceutical industry. Prior to joining Questcor, Mr. Furey served as the Corporate Compliance Officer for OSI Pharmaceuticals and prior to OSI, he served 17 years in various capacities for Genentech, including healthcare compliance, commercial operations, finance, regulatory compliance and manufacturing.
Sandra Hatten is our Senior Vice President, Quality. Ms. Hatten joined Covidien’s Pharmaceuticals business in October 2010 as its Director of Quality and in 2011, became a Senior Director of Quality-API Operations. In September 2012 she was appointed interim Vice President of Quality and became Vice President of Quality in February 2013. She was promoted to her current position in February 2014. Ms. Hatten was Vice President of Quality Assurance for KV Pharmaceuticals from August 2007 until August 2010. She was Director of Site Quality and Compliance for Catalent Pharmaceutical Solutions from March 2006 until August 2007. Previously, Ms. Hatten served as Director of Quality from December 2000 to March 2006 for Perrigo Company plc. Ms. Hatten has more than 30 years of experience in the pharmaceutical industry.
Hugh O'Neill is our Senior Vice President and President of U.S. Specialty Pharmaceuticals. Prior to joining Mallinckrodt in September 2013, Mr. O’Neill worked at Sanofi-Aventis for ten years where he held various commercial leadership positions including Vice President of Commercial Excellence from June 2012 to July 2013, General Manager, President of Sanofi-Aventis Canada from June 2009 to May 2012, and Vice President Market Access and Business Development from 2006 to 2009. Mr. O’Neill joined Sanofi in 2003 as its Vice President, United States Managed Markets. Mr. O’Neill previously served in a variety of positions of increasing responsibility for Sandoz Pharmaceuticals, Forest Laboratories, Novartis Pharmaceuticals and Pfizer.
Gary Phillips, M.D. is our Senior Vice President and President of our Autoimmune and Rare Disease business. Dr. Phillips joined Mallinckrodt in October 2013 and served as Senior Vice President and Chief Strategy Officer until he was appointed to his current position in August 2014. Before joining Mallinckrodt, Dr. Phillips served as head of Global Health and Healthcare Industries for the World Economic Forum in Geneva, Switzerland from January 2012 to September 2013. Previously, Dr. Phillips served as President of Reckitt Benckiser Pharmaceuticals North America from 2011 to 2012, as Head, Portfolio Strategy, Business Intelligence and Innovation at Merck Serono from 2008 to 2011, and as President of US Pharmaceuticals and Surgical and Bausch & Lomb from 2002 to 2008. Dr. Phillips has also held positions of leadership at Novartis Pharmaceuticals, Wyeth-Ayerst and Gensia Pharmaceuticals.
Mario Saltarelli, M.D., Phd. is our Senior Vice President and Chief Science Officer. Prior to joining Mallinckrodt in October 2013, Dr. Saltarelli served as Senior Vice President, R&D for Shire plc since September 2012 and as its Senior Vice President Clinical Development and Medical Affairs from January 2011 to September 2012. From 2004 to 2011, Dr. Saltarelli served as Divisional Vice President of Abbott Laboratories. From 1997 to 2004, he held positions of increasing responsibility at Pfizer, and, prior to that, academic posts in the Department of Neurology at the Emory University School of Medicine in Atlanta.
Frank Scholz is our Senior Vice President of Global Operations. He joined Mallinckrodt in March 2014. His responsibilities include global manufacturing operations, procurement and supply chain, in addition to leading the global operations transformation. Prior to joining Mallinckrodt, Dr. Scholz was a partner with McKinsey & Co, a global management consulting firm first in its Hamburg, Germany office and then in its Chicago, Illinois office. Dr. Scholz was a leader in McKinsey’s global pharmaceutical and operations practices. He joined McKinsey in 1997. Prior to joining McKinsey, Dr. Scholz was a research assistant at the Institute for Management and Accounting at the University of Hanover, Germany.

Ian Watkins is our Senior Vice President and Chief Human Resources Officer. Mr. Watkins joined Covidien’s Pharmaceuticals business in September 2012 as the Chief Human Resources Officer. Mr. Watkins served as Vice President, Global Human Resources at Synthes, Inc. from June 2007 to September 2012, which was recently acquired by Johnson & Johnson. Mr. Watkins served as Senior Vice President, Human Resources from 2003 to 2006 for Andrx Corporation, which is now part of Actavis, Inc. (formerly Watson Pharmaceuticals, Inc.).

Available Information
Our website address is www.mallinckrodt.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this filing. We make available to the public on our website, free of charge, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after such material is electronically filed with, or furnished to, the U.S. Securities and Exchange Commission ("SEC"). Our reports filed with, or furnished to, the SEC may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E. Washington, DC 20549. Investors may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These filings are also available on the SEC's website at www.sec.gov.